EXHIBIT NO. 5.1



        Opinion of Joseph R. Seiders, Senior Vice President and General
                               Counsel, CDI Corp.

                                [CDI LETTERHEAD]


                                  April 5, 2000


CDI Corp.
1717 Arch Street, 35th Floor
Philadelphia, Pennsylvania 19103-2768

Dear Sirs:

          With reference to the registration statement on Form S-8 which CDI Corp. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 100,000 common shares (par value $0.10 per share) of the Company (the "Shares") which may be offered and sold by the Company under the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (the "Plan"), which Shares, under the terms of the Plan may be authorized and unissued shares or treasury shares, I am of the opinion that:

          1.        the  Company  is  a   corporation   duly
                    organized, validly existing and in good standing under the laws of the State of Pennsylvania;

          2. all proper corporate proceedings have been taken so that any Shares to be offered and sold which are newly issued have been duly authorized and, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                                     Very truly yours,


                                                     /s/ Joseph R. Seiders
                                                     Joseph R. Seiders